EXHIBIT 5.1
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109-2881

March 31, 2004
StockerYale, Inc.
32 Hampshire Road
Salem, New Hampshire 03079

Ladies and Gentlemen:

In accordance with Item 601(b)(5) of Regulation S-K, we are furnishing this opinion to you in our capacity as counsel to StockerYale, Inc., a Massachusetts corporation (the "Company") in connection with the registration, pursuant to the Securities Act of 1933, as amended (the "Securities Act") of 4,585,772 shares (the "Shares") of common stock, par value $0.001 per share, of the Company which may be sold by the selling stockholders named in a registration statement on Form S-3. These Shares represent (1) 2,334,130 shares of common stock, par value $.001 per share, of the Company sold in a private placement pursuant to that certain Securities Purchase Agreement dated as of February 3, 2004 by and among the Company and certain investors (the "Securities Purchase Agreement"); (2) 583,533 shares of common stock, par value $0.001, underlying the warrants issued by the Company to certain investors (the "Warrants"); (3) 583,533 shares of common stock, par value $0.001, underlying the rights to purchase certain additional amounts of shares upon terms set forth in the Additional Investor Right Agreements (the "AIR Agreements"), (collectively, the "Private Placement"); (4) 319,576 shares of common stock, par value $0.001 issued in connection with the Company's purchase of StockerYale Ireland Ltd. (f/k/a Cork Opt Ltd.); and, (5) 250,000 shares of common stock, par value $0.001, underlying the warrants issued by the Company to TJJ Corporation (the "TJJ Warrants").

In connection with rendering this opinion, we have examined the Articles of Organization and the Bylaws of the Company, each as amended to date; such records of the corporate proceedings of the Company as we have deemed material; a registration statement on Form S 3 under the Securities Act relating to the Shares and the prospectus contained therein; and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion.

We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and The Commonwealth of Massachusetts.

Based upon the foregoing, we are of the opinion that:

1. The shares issued pursuant to that certain Securities Purchase Agreement are duly authorized, validly issued, fully paid and nonassessable under the Massachusetts Business Corporation Law;

2. Upon delivery of shares in accordance with the terms of the Warrants, the AIR Agreements and the TJJ Warrants, all shares issued therewith will be duly authorized, validly issued, fully paid and nonassessable under the Massachusetts Business Corporation Law; and

3. The shares issued pursuant to the purchase of StockerYale Ireland Ltd. (f/k/a Cork Opt Ltd.), are duly authorized, validly issued, fully paid and nonassessable under the Massachusetts Business Corporation Law.

This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association's Business Law Section as published in 53 Business Lawyer 831 (May 1998).

The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

This opinion is given as of the date first set forth above, and may only be relied upon while this Registration Statement is in effect. We assume no obligation to update this opinion after the date hereof. We hereby consent to the filing of this opinion as an exhibit to the registration statement and to the reference to our firm under the caption "Legal Matters" in the prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Goodwin Procter LLP
Goodwin Procter LLP

1 / STKR	END	2004 Form S-3